EXHIBIT 21.1

LIST OF SUBSIDIARIES OF SIMPLETECH, INC.

Name	Jurisdiction
S.T.I., LLC	California
SimpleTech Europe	Scotland
STEC, Inc.	California
SimpleTech Europe, BV	Netherlands